Exhibit 11.1

The Code of Ethics for Directors and Managing Officers

Article 1.    (Purpose)

This document comprises a code of ethics (the “Code”) for directors and managing officers (the “Officers”) of Toyota Motor Corporation (the “Company”) that sets forth the basic rules that, in addition to those outlined in “Guiding Principles at Toyota,” “Code of Conduct for Toyota Employees” and other guidelines and internal regulations of the Company, each Officer shall comply with in the performance of their professional management duties.

Article 2.    (Objective)

This Code seeks to ensure honest and ethical conduct by all Officers, as well as their compliance with applicable laws and regulations.

Article 3.    (Scope of Application)

This Code shall be applicable to all Officers.

Article 4.    (Disclosure of this Code of Ethics)

This Code shall be appropriately disclosed in accordance with applicable laws and regulations.

Article 5.    (Honest and Ethical Conduct)

1.	Each Officer shall act honestly and ethically in the course of any business activity of the Company.

2.	No Officer may engage in or otherwise enter into any act or transaction that gives rise to an actual or potential conflict of interest between such Officer and the Company without first reporting such matter to the Board of Directors and obtaining prior approval therefrom in accordance with the applicable provisions of the Japanese Commercial Code and the internal regulations of the Company. Such Officer may not participate in the determination of the Board of Directors resolution relating to the granting of such approval.

Article 6.    (Ensuring Fairness and Accuracy of Financial Disclosure; Appropriate Disclosure)

1.	The chairman of the board, president, accounting and financial officers and persons performing similar functions shall be responsible for ensuring that documents submitted to applicable governmental authorities and other information made public by the Company with respect to the Company’s financial position and financial statements are fair and readily comprehensible in content and the method of presentation, and that such documents and information are timely disclosed.

2.	The chairman of the board, president, accounting and financial officers and persons performing similar functions shall be responsible for establishing and maintaining disclosure controls and internal controls for documents and information specified in the previous paragraph.

3.	In connection with the preparation of the Company’s financial statements, an Officer may not act in a way that may cause a material misunderstanding to or otherwise materially mislead any employee or independent public accountant involved in the preparation of such financial statements.

Article 7.    (Compliance with Laws and Regulations)

The Officers shall comply with all applicable laws, rules and regulations, including those related to the prohibition of insider trading, in each of the countries and regions in which the Company operates.

Article 8.    (Reporting of Unlawful Acts and Unethical Conduct)

1.	Each Officer shall promptly report to the Board of Directors, Representative Director, Disclosure Committee, Corporate Ethics Committee, or other responsible division or person appointed by these committees, in the event that such Officer or other Officers have acted in violation of the applicable laws or ethics.

2.	Officers may contact the “Compliance Hotline” set up by the Company at an outside law firm with any legal or ethical inquiries or to report any breach of applicable laws or ethics. Upon receiving such report or other such inquiry, the designated law firm shall conduct necessary investigations and provide a report or recommendation to the Company while ensuring the anonymity of the person making such a contact. The Company shall then take appropriate measures based on such report or recommendation.

Article 9.    (Accountability for Adherence to the Code)

1.	Each Officer recognizes that legal compliance and ethical conduct form the basis for all corporate activities, and is obligated to comply with this Code.

2.	The Company shall take appropriate disciplinary action in accordance with applicable laws and internal regulations of the Company against any Officer who acts in violation of the Code.

3.	Officers who are subject to disciplinary action pursuant to the previous paragraph may not participate in any meeting, relating to the determination of such disciplinary action, of the Board of Directors, Disclosure Committee, Corporate Ethics Committee, or other investigative committees appointed thereby.

Article 10.    (Exemption)

An exemption from the Code shall only be granted pursuant to a resolution of the Board of Directors, and any such exemption shall be appropriately disclosed in accordance with applicable laws.

Article 11.    (Amendment)

1.	Any amendment of this Code shall only be effected by a resolution of the Board of Directors.

2.	The Corporate Ethics Committee shall be responsible for regularly evaluating the appropriateness of this Code, and for making recommendations relating to any necessary amendments of the Code to the Board of Directors.

Supplementary Provision

Article 1.    (Effective Date)

This Code shall become effective on June 26, 2003.

2